Avatar Systems, Inc. Reports 2007 Results -- 35% Increase in Revenues -- 16% Increase in Net Income

CEO Provides Earnings Guidance for 2008

FRISCO, TX -- 04/08/2008 -- Avatar Systems, Inc. (PINKSHEETS: AVSY) today announced year end results for 2007 ended December 31, 2007. Revenues for 2007 were $ 4,918,980 compared to $3,655,453 for 2006 representing a 35% increase. The following revenue components increased: Software Sales increased 3.3%, Maintenance 44.6% and Hardware 150.3%. Professional service decreased 10.0%.

Net Income for 2007 was $354,862 or $.04/share compared to $305,757 in 2006 or $.03/share. Cost of revenue increased 29.9% to $1,481,553 from $1,140,486 in 2006. Operating expenses were up $670,067 or 33.9%. Revenues, Cost and Expenses were impacted and affected by the acquisition of Questa Software Systems, Inc. in August of 2006 as 2007 represented a full year's components of Questa Acquisition components compared to only a partial year in 2006.

Chuck Shreve, President and Chief Executive Officer of Avatar Systems, Inc., commented on the results, "Our performance in 2007 was a reflection of the dedication of our team of employees and the acceptance and demand for our products which has been positively affected by higher oil and natural gas prices. We now have completely integrated the Questa acquisition and expect 2008 to be a year of continued growth for Avatar. We think that the ingredients are in place for Avatar to produce earnings of up to $.08/share in 2008."

Avatar Systems' Headquarters are in Frisco, Texas, USA with branch offices in Midland and Tyler, TX. The Company provides ERP / Accounting Software and Computing Infrastructure Solutions for companies engaged in the petroleum exploration and production industry. Avatar has a growing customer base on its Petroware2000™, Integra Energy™ products for Microsoft Windows, Avatar400™ on the IBM AS400 platform, and subscribers utilizing its Software as a Service (SaaS) On-Demand ASP services. Avatar's products and services provide an excellent resource for critical information management requirements of the petroleum industry. Avatar also provides document imaging, workflow and business process management as well as disaster recovery and remote backup services for all vertical markets.

The information in this news release includes certain forward-looking statements that are based upon assumptions that in the future may prove not to have been accurate and are subject to significant risks and uncertainties, including statements to the future financial performance of the Company. Although the Company believes that the expectations reflected in its forward-looking statements are reasonable, it can give no assurance that such expectation or any of its forward-looking statements will prove to be correct. Factors that could cause results to differ include, but are not limited to, successful performance of internal plans, product development and acceptance, the impact of competitive services and pricing, or general economic risks and uncertainties.

Contact:
Investor Relations
Avatar Systems, Inc.
1 (800) 490-0055